Exhibit 15

August 30, 2011

The Board of Directors and Shareholders

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, 333-151661 and 333-163200 on Form S-8 and 333-165799 and 333-165800 on Form S-3) of Dollar General Corporation of our report dated August 30, 2011 relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended July 29, 2011.

/s/ Ernst & Young LLP

Nashville, Tennessee